COMMON STOCK PURCHASE AND WORKING CAPITAL LOAN AGREEMENT

THIS COMMON STOCK PURCHASE AND WORKING CAPITAL LOAN AGREEMENT (this “Agreement”) is made as of October 19, 2017, between Mystic Holdings, Inc., a Nevada corporation (the “Company”), and Ketores Holdings, LLC, a Nevada Limited Liability Company, or its assignee entity (“Ketores”). Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in Section 1 below.

WHEREAS, Ketores or a related entity intends to provide financing to the Company via a working capital loan (“WCL”) and purchase of Common Stock of the Company. (The term Ketores used herein may also include a separate related entity of Ketores utilized for the WCL described herein;

WHEREAS, the parties wish to provide for the sale of Common Stock and the issuance of the Note in return for the Consideration paid to the Company by Ketores; and

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions.

(a) “Cash Available for Distribution” shall mean the amount of cash available for distribution to shareholders of the Company including repayment of certain debt owed to shareholders, as determined by the Company’s Board of Directors subject to the terms herein; provided, however, that the Board of Directors shall not declare any Cash Available for Distribution if, after giving a distribution effect:

(i) The Company would not be able to pay its debts as they become due in the usual course of business; or

(ii) Except as otherwise specifically allowed by the articles of incorporation, the Company’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution (See NRS 78.288).

Cash Available for Distribution shall be calculated without regard to and before repayment of debt owed by the Company pursuant to the Note and/or repayment of any debt owing by the Company to Dal Toro Holdings II, LLC and Danny Perla & Associates. Said Cash Available for Distribution shall then be distributed to Convenient Labor, LLC and/or shareholders of the Company including repayment of certain debt owed to Convenient Labor LLC and/or shareholders as shown on Schedule “2.2(c)-1”. See also Schedule 2.2 (c) -2.

(b) “Common Stock” means common stock of the Company.

(c) “Consideration” shall mean the amount of money advanced by Ketores pursuant to this Agreement which includes payment for the purchase of Common Stock as well as the provision of funds pursuant to the Working Capital Loan.

(d) “Laws” means, as to any person, collectively, all federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any governmental authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case binding on such person or to which such person or any of its property or assets is subject.

(e) “Material Adverse Effect” shall mean (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Company or Qualcan, (b) a material adverse effect on the ability of the Company to perform the payment and other obligations under the Note, or (c) a deficiency in the rights and remedies of Ketores under the Note which is materially adverse to the Ketores.

(f) “Nevada Governmental Authorities” shall mean those state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for licensing or regulating medical and recreational marijuana activities and businesses within the State of Nevada

(g) “Note” shall mean the WCL Note dated as of the WCL Closing in the original principal amount of One Million Five Hundred Thousand and 00/100 ($1,500,000.00) Dollars PLUS an amount equal to the Loan Origination Fee as defined in Section 2.4 hereof made by the Company in favor of Ketores, as the same may be amended, restated and modified from time to time, upon the consent of Ketores, the form of which is attached hereto as Schedule 1-G.

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(h) “Qualcan” shall mean Qualcan L.L.C., a Nevada limited liability company, the wholly-owned subsidiary of the Company, which has been issued certain cultivation, production and conditional distribution licenses by Nevada Governmental Authorities to operate a medical and recreational marijuana facility in Clark County, Nevada and to distribute marijuana to retail licensees for retail sale.

(i) “Transaction Documents” shall mean this Agreement, the Note and all other documents executed and delivered by the Company and/or Ketores in connection therewith or herewith, together with any amendments and modifications thereto, which shall include but not be limited to;

1. Amended By Laws of Mystic Holdings, Inc. with Unanimous Written Consent of Directors

2. Voting Rights Agreement of certain shareholders of Mystic Holdings Inc.

4. Unanimous Consent of Directors of Mystic Holdings Inc. to enter into transaction and issue Note and Common Stock

5. The Note and all WCL Security Documents as defined herein.

2. WOrking capital loan Amount and Terms of the Note.

2.1 Purchase and Sale of Note.

At the WCL Closing (as defined below), the Company hereby agrees to borrow and issue to Ketores, and Ketores hereby agrees to loan and receive from the Company, the Note having an initial principal balance equal to One Million Five Hundred Thousand and 00/100 ($1,500,000.00) Dollars ( The Note and WCL collectively sometimes referred to as “WCL”) . The terms of the Note are listed herein below.

2.2 Interest Rate; Maturity Date: Repayment Terms.

(a) Interest Rate. Subject to the terms of Section 3.4 herein, he Note and Working Capital Loan is interest free as Ketores is receiving a Loan Origination Fee in lieu of interest.

(b) Maturity Date. The note shall mature in 18 months from the date of the WCL Closing. Repayment of the principal amount shall be paid from all Cash Available for Distribution as set forth below. Additionally, the Note or relative loan agreement shall state that if during the time that the WCL is outstanding, the Manager or Directors of the Company seek to raise additional capital through the issuance of then authorized but unissued shares, Ketores may exercise its preemptive rights as set forth in Article IX of the Bylaws and acquire its pro rata share of additional Common Stock via reduction of the principal balance due on the WCL as of that date.

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(c) Repayment Terms of WCL. For so long as debt is owing to Dal Toro Holdings II, LLC, Convenient Labor, LLC and Danny Perla & Associates as shown on Schedule 2.2(c)-1 , Fifty percent (50%) of all Cash Available for Distribution shall be used to repay the amount due under the Note while Fifty percent (50%) of all Cash Available for Distribution shall be used to repay the amount due to Dal Toro Holdings II, LLC, Convenient Labor, LLC and Danny Perla & Associates . Attached hereto as Schedule 2.2(c)-1 is a complete list of all debt carried by the Company as of the date of this Agreement. All debt and other obligations set forth therein except for debt owed to Dal Toro Holdings II, LLC, Convenient Labor, LLC and/or Danny Perla & Associates shall be paid from the Consideration and/or monthly cash flow prior to determining Cash Available for Distribution. The Parties agree that only ongoing and day to day expenses of the Company and repayment of expenses of the Company incurred in the normal course of business (excluding debt/loans owing to Dal Toro Holdings II, LLC, Convenient Labor, LLC and Danny Perla & Associates) shall be paid prior to the ongoing servicing of the Note. Upon repayment of all debt owed to Dal Toro Holdings II, LLC, Convenient Labor and Danny Perla & Associates, Thirty seven percent (37%) of all Cash Available for Distribution shall be used to repay the amount due under the Note and the balance of Cash Available for Distributions shall be paid, pro rata, to all of the shareholders, including Ketores, based upon their percentage of ownership interest in the issued and outstanding shares of the Company in conformity with Chapter 78 of the Nevada Revised Statutes. In the event the Note has not been repaid in full by the Maturity Date, one hundred percent (100%) of Cash Available for Distribution shall be paid to Ketores until the Note is paid in full. After the Note is repaid in full , distributions of Cash Available for Distribution shall be made entirely based upon the percentage of ownership interest in the issued and outstanding shares of the Company in conformity with Chapter 78 of the Nevada Revised Statutes. For so long as a principal balance on the Note remains unpaid, Cash Available for Distribution shall be distributed as per the terms herein by the Board of Directors. Thereafter, Cash Available for Distribution shall be determined in the Board of Directors’ discretion in conformity with Chapter 78 of the Nevada Revised Statutes, the Articles of Organization of the Company and/or its bylaws. It is expressly understood and agreed by the Parties that any and all payments due to Rauch Organics of Las Vegas, LLC (“Rauch”) and/or any Rauch affiliated entity which arise out of settlement of that certain litigation between Rauch Organics, LLC and the Company shall be considered “ongoing and day to day expenses of the Company and repayment of debt and loans of the Company incurred in the normal course of business” and shall be paid by the Company prior to calculating the amount of Cash Available for Distribution. Schedule 2.2(c)-2 is attached hereto to provide an example of how this section is intended to be construed.

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(d) The WCL and obligations to Ketores shall be secured by (1) the Note and (2) the issuance and filing of UCC-1 financing statements on all accounts receivable, chattels and equipment used by the company and Qualcan in its operations and business. All such documents of collateral security as listed in the herein paragraph are herein referred to as WCL Security Documents.

2.3 Closing Of Working Capital Loan Agreement.

The closing of the $1,500,000.00 Working Capital Loan (the “WCL Closing”) regarding the delivery of the Note shall take place on or before October 20, 2017. At the Closing, Ketores shall deliver the sum of NINE HUNDRED TWENTY FIVE THOUSAND AND 00/100 DOLLARS ($925,000.00) to the Company and the Company shall deliver to Ketores the Note and other Transaction Documents. The parties mutually acknowledge the prior receipt by the Company of the sum of FIVE HUNDRED AND SEVENTY FIVE THOUSAND AND 00/100 ($575,000.00) DOLLARS from Ketores which sum shall be considered prepayment of that portion of the Working Capital Loan.

2.4 Loan Origination Fee. A Loan Origination Fee shall be due and payable to Ketores. The Loan Origination Fee shall equal to twenty percent (20%) of the total amount of a settlement, if any, negotiated between the Company and Rauch Organics, LLC and/or any affiliated person or entity thereof in the pending litigation identified as Case No. A-16-747841-Bin the Eighth Judicial District Court in and for Clark County, Nevada. For example purposes only, if the amount of a settlement with Rauch Organics, LLC is in the amount of seven hundred fifty thousand dollars ($750,000.00), the amount of the Loan Origination Fee shall be one hundred fifty thousand dollars ($150,000.00). When the Loan Origination Fee is subject to ascertainment, the Note shall be amended and the amount of the Loan Origination Fee shall be added to principal owing under the Note.

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3. COMMON STOCK PURCHASE

3.1 Purchase and Sale of Common Stock

At the Final Stock Closing (as defined below), the Company hereby agrees to sell and issue to Ketores, and Ketores hereby agrees to purchase and receive from the Company, twenty percent (20%) of the issued and outstanding common shares of the Company following the completion of the Reorganization Exchanges set forth in Section 3.3 herein and in accordance with Schedule 3.1 hereof. The purchase price for twenty percent (20%) of the issued and outstanding shares of Common Stock of the Company shall be TWO MILLION SEVEN HUNDRED THOUSAND AND 00/100 DOLLARS ($2,700,000.00).

3.2 Closing of the Common Stock Purchase and Sale

The interim closing regarding the purchase and sale of the Company’s Common Stock (the “Interim Stock Closing”) shall take place on or before November 20, 2017. At the Interim Stock Closing, Ketores shall deliver the sum of TWO MILLION SEVEN HUNDRED THOUSAND AND 00/100 DOLLARS ($2,700,000.00) to an escrow or trust account established at the law firm of Silberberg & Kirschner, LLP and the Company shall deliver to Ketores proof of submission to Nevada Governmental Authorities of a request to approve Ketores as well as other principals owners of Ketores as an equity owner of the Common Stock of the Company and other required Transaction Documents, if any. Additionally, by no later than the Interim Closing, the Company shall provide Ketores with transactional documents related to the anticipated repurchase of Common Shares by the Company from ICS Services and an anticipated Consultation Agreement with Chagrinovation referenced in Sections 3.3 and 4 hereof; provided however, the closing of the stock purchase transaction set forth in this Agreement is not conditioned upon the repurchase of ICS Services’ Common Stock nor the entry into a Consultation Agreement with Chagrinovation. The final closing regarding the purchase and sale of the Company’s Common Stock (the “Final Stock Closing”) shall take place within five (5) business days of the Company’s receipt of notice of approval of Ketores as an equity owner of the Company by Nevada Governmental Authorities. Upon Final Stock Closing, the Company shall issue Ketores twenty percent (20%) of the issued and outstanding shares of the Company’s Common Stock in conformity with Section 3.1 hereof, as well as all applicable Transaction Documents and the TWO MILLION SEVEN HUNDRED THOUSAND AND 00/100 DOLLARS ($2,700,000.00) shall be released from escrow or trust to the Company. In the event the Nevada Governmental Authorities approve Ketores as an equity owner of the Common Stock of the Company prior to November 20, 2017, the Interim Stock Closing and the Final Stock Closing shall merge and the Final Stock Closing shall occur within 5 business days of the Company providing notice thereof to Ketores as provided for herein.

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3.3 The Reorganization Exchanges and Company Document Modification.

The current ownership structure of the Company is as shown on Schedule 3.1 attached hereto. ICS Services, LLC is currently the owner of 20% of the Common Shares of the Company and maintains certain rights to the issuance of additional shares pursuant to agreements with the Company. ICS Services, LLC and the Company are engaged in negotiations to repurchase the shares and rights owned by ICS Services, LLC.. A portion of the Consideration received by the Company from Ketores is earmarked for this repurchase. The Parties intend that the purchase and sale transaction with ICS Services, LLC shall occur simultaneously with the Final Stock Closing.

Rauch Organics of Las Vegas, LLC entered into an agreement to purchase five percent (5%) of the shares in the Company, subject to the approval of Nevada Governmental Authorities. No shares have been issued to Rauch Organics of Las Vegas, LLC. The Company is involved in litigation with persons and entities affiliated with Rauch Organics of Las Vegas, LLC. The parties in that litigation are negotiating a settlement and release of all claims that will include the Company’s repurchase of any rights of Rauch Organics of Las Vegas, LLC to the issuance of any Common Stock in the Company. The number of shares purchased and sold pursuant to this Agreement shall be initially calculated based upon the assumption that no shares will ever be issued to Rauch Organics of Las Vegas, LLC pursuant to any existing agreements and as assumed in Schedule 3.1 hereof. In the event that the Company ultimately must issue any shares to Rauch Organics of Las Vegas, LLC pursuant to existing agreements, the number of Common Shares purchased pursuant to this Agreement shall be adjusted upwards to represent twenty percent (20%) of (i) the actual number of shares issued and outstanding in the Company as of the Final Stock Closing increased by (ii) the number of shares ultimately issued to Rauch Organics of Las Vegas, LLC.

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The Company has entered into other agreements with persons and entities to acquire Common Stock in the Company, subject to the approval of Nevada Governmental Authorities. These other agreements with persons and entities are listed on Schedule 3.3 herein. The Company has not yet sought approval from the Nevada Governmental Authorities to issue Common Stock to such persons or entities. The Company shall request such approval prior to or in conjunction with seeking approval of Ketores as an equity owner of the Company. While the approval of these persons and entities may occur after both the WCL Closing and the Stock Closing, the number of shares purchased and sold pursuant to this Agreement shall be initially calculated based upon the assumption that each of the proposed shareholders has already received the approval of Nevada Governmental Authorities and had their shares issued to them as of those closing dates as reflected in Schedule 3.1 hereof. In the event Nevada Governmental Authorities reject any proposed shareholder as an equity owner in the Company, the number of Common Shares purchased pursuant to this Agreement shall be adjusted downward to represent twenty percent (20%) of the assumed number of shares issued and outstanding in the Company as reflected in Schedule 3.1 less any shares attributable to proposed shareholders who were rejected as shareholders of the Company by Nevada Governmental Authorities.

Simultaneous with the Final Stock Closing, the Amended Bylaws (Exhibit 1 hereto) and the Voting Rights Agreement (Exhibit 2 hereto) shall be executed and become effective.

3.4 Contingency for Failure of Ketores to Receive Approval of Nevada Governmental Authorities. The Company shall be responsible to timely submit the complete and accurate application for license approval of Ketores to the Nevada Governmental Authorities. The Company shall copy Ketores on all of its communications, correspondence and submissions to the Nevada Governmental Authorities, and shall deliver copies of any related document, communication, letter or submission as requested by Ketores. In the event Ketores fails to obtain approval of Nevada Governmental Authorities to be an equity owner in the Company by on or before December 31, 2017,(this date shall be extended to February 28, 2018 provided approval has not been obtained for reasons other than the delay of Ketores in promptly supplying information and supporting documentation requested by the Company or the Nevada Governmental Authorities) the portion of this Agreement related to the purchase and sale of Common Stock in the Company shall be rescinded and the TWO MILLION SEVEN HUNDRED THOUSAND AND 00/100 DOLLARS ($2,700,000.00) held in escrow or trust shall be returned to Ketores. The portion of this Agreement related to the Working Capital Loan Agreement shall be modified as follows: the Note issued in favor of Ketores shall be converted into a Promissory Note in the amount of ONE MILLION THREE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($1,350,000.00) due in one lump sum one year from the date of issuance bearing simple interest at the rate of ten percent (10%) per annum (the “Promissory Note”). The Promissory Note shall be secured by the Company’s accounts receivable and all assets of the Company and the issuance and filing of UCC-1 financing statements on all chattels and equipment used by the Company and Qualcan in its operations and business. The Company shall be entitled to retain $150,000.00 of the prepayment identified in Section 2.3 herein as liquidated damages for Scharf’s failure to obtain approval of the Nevada Governmental Authorities and to compensate the Company for costs and expenses associated with this transaction and lost opportunity costs for foregoing other potential funding transactions to proceed with this Agreement. Notwithstanding anything to the contrary, the aforementioned liquidated damages will only be assessed , in the event the failure of Ketores to obtain approval of Nevada Governmental Authorities is the result of Ketores’ failure to timely and adequately respond to requests for information or documents to the satisfaction of Nevada Governmental Authorities and/or any felony conviction related to criminal, drug and/or organized crime related activities, money laundering and/or similar criminal conduct of Ketores or its principals, its affiliates, its principals’ or affiliates’ family members or its business or personal relationships. . If the failure of Ketores to obtain approval of Nevada Governmental Authorities is the result of any other reason or is caused by the failure of the Company to respond timely to requests for information of the Nevada Governmental Authorities or the negligence of the Company, no liquidated damages will be assessed against Ketores and the principal balance of the Promissory Note shall be adjusted accordingly

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4. USE OF PROCEEDS

This Section contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on plans and expectations of management of the Company and are subject to uncertainties and risks that could affect the Company’s plans and expectations, as well as results of operations and financial condition. The actual use of proceeds received pursuant to this Agreement could vary from that disclosed herein.

The principal purposes of the Company in entering into this transaction are to increase the Company’s capitalization and financial flexibility and to potentially enable the Company to enter into other transactions. The Company intends to use the proceeds for general corporate purposes, including working capital, operating expenses, debt repayment, as permitted hereunder, stock repurchases, consulting fees and capital expenditures. Additionally, the Company may use a portion of the proceeds for acquisitions of complementary businesses, technologies, or other assets. However, the Company has no firm written commitments to use the proceeds from this offering for any such acquisitions or investments at this time.

Among currently identified possible uses, the Company may use (a) up to $1.7 million to repurchase Common Stock and rights to acquire the Common Stock of the Company from ICS Services, LLC (See Section 3.3 hereof and Schedule 4-1 hereto) ; (b) up to $1 million to pay Chagrinovation, LLC pursuant to the proposed consultation agreement that is connected to the repurchase of Common Stock from ICS Services, LLC (See Schedule 4-2 hereto); (c) to pay off debt owed to Valuad Realty Group LLC, a New Jersey limited liability company, in connection with a Note Purchase Agreement dated February 1, 2017 (See Schedule 4-3 hereto); and (e) $250,000 to be made in the form of a loan to a to-be-formed Nevada, LLC owned by the shareholders of the Company which loan shall be used to acquire 100% of the ownership interests of Green Wagon, LLC which owns the facility being leased to the Company for its cultivation and production operations (See Exhibit 4 hereto). Notwithstanding the above and foregoing, the Company cannot specify with certainty the particular uses of the proceeds that it will receive from this transaction. Accordingly, the Company will have broad discretion in using these proceeds. Pending the use of proceeds from this transaction, the Company plans to invest the proceeds that it receives in short-term and long-term interest-bearing obligations, including government and investment-grade debt securities and money market funds.

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The Company agrees that it shall not use any portion of the Consideration to pay down the debt owed to Dal Toro Holdings II, LLC, Danny Perla & Associates and/or Convenient Labor which is set forth on Schedule 2.2(c)-1. Further, the Company agrees that it will not use any portion of the Consideration to pay amounts due to Rauch Organics, LLC as a result of a settlement of the pending litigation, if any, discussed in Section 3.3 hereof.

5. Representations and Warranties of the Company.

In connection with the transactions provided for herein, the Company hereby represents and warrants to Ketores that:

5.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as now conducted pursuant to the laws of the State of Nevada. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

5.2 Authorization. All corporate action has been taken on the part of the Company and its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Note and the other Transaction Documents. This Agreement constitutes the Company’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. All terms and conditions contained in this agreement are binding upon the Company and are intended to survive the WCL Closing, the Interim Stock Closing and the Final Stock Closing.

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5.3 Compliance with Other Instruments. Except as otherwise set forth under federal law (See Section 6.7 hereof) or as set forth in a Note Purchase Agreement dated February 1, 2017 with Valuad Realty Group LLC, a New Jersey limited liability company (See Schedule 4-3 hereto), neither the authorization, execution and delivery of this Agreement, nor the issuance and delivery of the Note, will constitute or result in a material default or violation of any law or regulation applicable to the Company or any material term or provision of the Company’s current Articles of Incorporation or bylaws or any agreement or instrument by which it is bound or to which its properties or assets are subject.

5.4 Valid Issuance of Stock. The Common Stock to be issued, sold and delivered will, upon payment therefore, be duly authorized and validly issued, fully paid and non-assessable and will be issued in compliance with all applicable federal and state securities laws.

5.5 Disclosure. To the best of the Company’s knowledge, no report, financial statement, certificate or other written information furnished to Ketores in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Transaction Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

6. Representations and Warranties of Ketores.

In connection with the transactions provided for herein, Ketores hereby represents and warrants to the Company that:

6.1 Authorization. This Agreement constitutes Ketores’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Ketores represents that it has full power and authority to enter into this Agreement.

6.2 Purchase Entirely for Own Account. Ketores acknowledges that the Note and Common Stock will be acquired for investment purposes only and for Ketores’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.

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6.3 Restricted Securities. The securities being offered and sold pursuant to this Agreement have not been registered pursuant to the Securities Act of 1933 or under the blue sky laws of any state securities agency. They are being offered and sold pursuant to exemptions from any such registration requirements. Ketores understands that the Common Stock upon issuance may be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933 only in certain limited circumstances. Ketores acknowledges that its financial condition and future financial expectations are such that he can bear the loss of its entire investment in the Company and can hold an illiquid investment for an indefinite period of time.

6.4 Knowledge and Experience. Ketores and/or all of its members is/are an accredited and sophisticated investor as such terms are defined in the Securities Act of 1933 and/or the Securities Exchange Act of 1934. By reason of Ketores’s and/or its members’ business or financial experience or the business or financial experience of the Ketores’s professional advisers who are unaffiliated with the Company and who are not compensated by the Company, Ketores has the capacity to protect Ketores’s own interests in connection with the purchase and sale of the Common Stock of the Company and the Note. Ketores is capable of evaluating the potential risks and benefits of the transactions set forth herein.

6.5 Access to Information. Ketores has received all of the information that Ketores considers necessary or appropriate for deciding whether to engage in the transactions hereunder and perform the transactions contemplated hereby. Ketores further represents that Ketores has had an opportunity to ask questions and receive answers from the Company and has requested and received documents regarding the business, properties, prospects and financial condition of the Company and to seek from the Company such additional information as Ketores has deemed necessary to verify the accuracy of any such information furnished or otherwise made available to Ketores by or on behalf of the Company. Without limitation, the information and documents requested by Ketores and provided by the Company include, but are not limited to (a) all relevant organizational and ownership documents, including, without limitation, articles of organization and operating agreements or Bylaws for Qualcan and Mystic; (b) copies of all state and local registrations, licenses and permits, and any denials or renewals thereof; (c) copies of any documents transferring ownership of the licensee or its owners, including without limitation, any documentation submitted to state or local jurisdictions in connection with such transfers; (d) all material agreements, leases, contracts or commitments relating to Qualcan and Mystic; (e) a list of any threatened or pending litigation, regulatory or enforcement actions or proceedings; and (f) copies of filed tax returns for the last 2 years in operation.

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6.6 Qualification to be Equity Holder. The ownership and operation of medical and recreational marijuana related businesses is highly regulated by Nevada Governmental Authorities. The Nevada Governmental Authorities must investigate and approve owners of such facilities. Ketores represents and warrants that he knows of no facts or circumstances regarding his business and personal affairs which would disqualify him from such ownership and cause him to be rejected as an equity owner in the Company by Nevada Governmental Authorities.

6.7 Federal Law. While the ownership and operation of medical and recreational marijuana facilities is legal under the state laws of Nevada, such business is unlawful pursuant to federal law. Ketores is aware of federal law respecting the ownership and operation of marijuana related businesses and knowingly assumes any and all risks associated with potential actions by federal governmental agencies to enforce federal law against Qualcan, the Company and/or any owners or shareholders of the Company. The Company hereby represents that it has not received any such notice of enforcement from any form or branch of the Federal Government.

7. company covenants.

So long as any obligation under the Note shall remain unpaid or unsatisfied, the Company shall, and shall cause Qualcan to:

(a) Preservation of Existence, Etc. (i) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (ii) take all reasonable action to maintain all rights, privileges (including its good standing, where such concept exists), permits, licenses and franchises necessary or desirable in the normal conduct of its business.

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(b) Compliance with Laws. Except for any federal prohibitions regarding the ownership and operation of medical and recreational marijuana businesses (See Section 6.7 hereof), comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except to the extent the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8. Miscellaneous.

8.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however, that the Company may not assign its obligations under this Agreement without the written consent of Ketores. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2 Governing Law; Submission to Jurisdiction. This Agreement and any and all matters arising directly or indirectly herefrom will be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to that body of laws pertaining to conflict of laws. Each party irrevocably and unconditionally submits to the sole and exclusive jurisdiction of the courts of the State of Nevada and of the federal courts sitting in Las Vegas, Nevada in all actions arising out of or relating to this Agreement. Each party further irrevocably waives any right to a trial by jury in any action or proceeding directly or indirectly arising out of or relating to this Agreement.

8.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

8.4 Facsimile Signatures. This Agreement may be executed and delivered by facsimile and via email with PDF attachments, and upon such delivery the facsimile and or PDF signature will be deemed to have the same effect as if the original signature had been delivered to each other party. The original signature copy shall be delivered to each other party by express overnight delivery. The failure to deliver the original signature copy and/or the non-receipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement,

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8.5 Titles and Headings. The titles, captions and headings of this Agreement and the Note are included for ease of reference only and will be disregarded in interpreting or construing this Agreement and the Note. Unless otherwise specifically stated, all references herein to “sections” and “schedules” will mean “sections” and “schedules” to this Agreement.

8.6 Notices. Any and all notices are required or permitted to be given to a party pursuant to the provisions of this Agreement or the Note will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement or the Note on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) one business day after deposit with an express overnight courier for United States deliveries, or two business days after such deposit for deliveries outside of the United States; or (c) three business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by express courier. All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 7.6):

If to the Company:

Mystic Holdings, Inc.

410 S. Rampart Blvd.

Suite 420

Las Vegas, Nevada 89145

Attn: President

If to the Ketores:

Silberberg & Kirschner, LLP

360 Lexington Avenue

New York, New York 10017

Att; Uri Kirschner, Esq.

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8.7 Entire Agreement; Amendments and Waivers. This Agreement, the Note and the other Transaction Documents constitute the full and entire understanding and agreement between the parties to this Agreement with regard to the subjects hereof and thereof. Nonetheless, any term of this Agreement or the Note may be amended and the observance of any term of this Agreement or the Note may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and Ketores. Any waiver or amendment effected in accordance with this Section 8.7 shall be binding upon each party to this Agreement.

8.8 Severability. If any clause or provision of this Agreement or any Note is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such clause or provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such clause or provision shall be stricken from this Agreement or such Note and the remainder of this Agreement or such Note, as applicable, shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the foregoing, if the value of this Agreement or any Note based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such clause or provision through good faith negotiations.

8.9 Further Assurances. The Company and Ketores agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement and the Note.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MYSTIC HOLDING CORP.,
a Nevada corporation

By:	/s/ Heather Cranny
Name:	Heather Cranny
Title:	President

By:	/s/ Lorenzo Barracco
Name:	Lorenzo Barracco
Title:	Director

By:	/s/ Michael V. Cristalli
Name:	Michael V. Cristalli
Title:	Director

By:	/s/ Anthony DeCarlo
Name:	Anthony DeCarlo
Title:	Director

Ketores Holdings, LLC

By:	/s/ Alexander Scharf
Name:	Alexander Scharf
Title:	Manager

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SCHEDULE 1-G

Form of Working Capital Promissory Note and all additional WCL Security Documents

(See Attached)

SCHEDULE 2.2(c)-1

List of all debt carried by the Company as of the date of this Agreement.

SCHEDULE 2.2(C)-2

Example for Distributions

SCHEDULE 3.1

Assumed Ownership of Common Shares After Reorganization Exchanges and Approvals of Nevada Governmental Authorities

SCHEDULE 3.3

Identification of Agreements to Issue Shares Upon Approval of Nevada Governmental Authorities

SCHEDULE 3.4

Excluded Matters from $150,000 Liquidated Damages

SCHEDULE 4-1

ICS Services, LLC Repurchase Agreement (Proposed and Subject to Negotiation)

(Final Agreement to be supplied at Interim Stock Closing)

SCHEDULE 4-2

Consultation Agreement with Chagrinovation LLC

(To be supplied at Interim Stock Closing)

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SCHEDULE 4-3

Valuad Realty Group LLC, Note Purchase Agreement dated February 1, 2017

(See Attached)

EXHIBIT 1

Amended Bylaws

EXHIBIT 2

Voting Rights Agreement

EXHIBIT 3

Unaninous Consent of Directors to enter into transaction and issue Note and Common Shares.

EXHIBIT 4

Green Wagon, LLC Agreement

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